Exhibit 99.1

FOR IMMEDIATE RELEASE:	Contact:
August 8, 2007 7:00 a.m. ET	Ginny Dunn Associate Director, Corporate Communications & Investor Relations 240-864-2643
ENTREMED REPORTS SECOND QUARTER 2007
FINANCIAL RESULTS
2Q07 Update Call Scheduled for August 15, 2007
     ROCKVILLE, MD — August 8, 2007 — EntreMed, Inc. (Nasdaq: ENMD), a clinical-stage pharmaceutical company developing therapeutics for the treatment of cancer and inflammatory diseases, today reported financial results for the three and six-month periods ending June 30, 2007.
     The Company reported a net loss for the second quarter of 2007 of ($7.9 million), or ($0.10) per share. This compares with a net loss of ($6.0 million), or ($0.09) per share, for the same period last year.
     EntreMed’s reported net loss for the first six months of 2007 was ($15.6 million), or ($0.19) per share as compared to ($40.7 million) or ($0.59) per share for 2006. Included in the 2006 amount is a non-cash charge of $29.5M related to the acquisition of Miikana Therapeutics. The Company’s net loss for the first six months of 2007 was ($15.6 million), compared with ($11.2 million) for the first six months of 2006.
     The Company did not report any revenues for the first six months of 2007, although the Company believes that it will record royalty revenue on sales of Thalomid® by Celgene in the third and fourth quarters of 2007. As of June 30, 2007, EntreMed had cash and short-term investments of approximately $38 million.
     Dane Saglio, EntreMed Chief Financial Officer, commented on the results for the second quarter, “The Company’s second quarter loss was in line with projections and we continue to expect that R&D expenditures in the second half of the year will also be in line with projections to support on-going and planned trials for our three clinical-stage drug candidates. As in 2006, we anticipate that royalty revenue will offset some of our expenses in the second half as we begin recording royalties on Celgene’s sales of Thalomid® in the third quarter.”

     James S. Burns, EntreMed President and Chief Executive Officer, commented, “Our progress for the first half of 2007 is consistent with both our milestone accomplishments and our guidance. We continue to make good progress on Panzem® NCD, MKC-1, and ENMD-1198, and remain on schedule to file INDs in the second-half of 2007 for Panzem® in rheumatoid arthritis and for our dual-acting kinase inhibitor in oncology. Consistent with our previous guidance, we anticipate achieving our planned milestones and remaining on our expense budget for the remainder of 2007.”
     The second quarter update call is scheduled for Wednesday, August 15, 2007 from 10:00 am to 11:00 am ET and will include a question and answer session. To access the live conference, please dial 800-632-2975 (U.S. or Canada) or 973-935-8755 (internationally) and reference conference number 9071617 at least 10 minutes prior to the beginning of the call. A digital recording will be available approximately two hours after completion of the conference and will be accessible for 60 days. To access the recording, dial 877-519-4471 (U.S. or Canada) or 973-341-3080 (internationally) and enter the digital pin number 9071617. This call will not be web cast; however, an audio replay will also be available on the Company’s website at www.entremed.com approximately two hours after the conclusion of the live conference.
About EntreMed
     EntreMed, Inc. is a clinical-stage pharmaceutical company developing therapeutic candidates primarily for the treatment of cancer and inflammation. Panzem® (2-methoxyestradiol or 2ME2), the Company’s lead drug candidate, is currently in multiple Phase 2 clinical trials for cancer, as well as in preclinical development for rheumatoid arthritis. MKC-1, an oral cell-cycle regulator, is in various Phase 2 studies for cancer. ENMD-1198, a novel tubulin-binding agent, is in Phase 1 studies in advanced cancers. EntreMed’s goal is to develop and commercialize new compounds based on the Company’s expertise in angiogenesis, cell-cycle regulation and inflammation — processes vital to the treatment of cancer and other diseases, such as rheumatoid arthritis. Additional information about EntreMed is available on the Company’s web site at www.entremed.com and in various filings with the Securities and Exchange Commission.

Forward Looking Statements
     This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act with respect to the outlook for expectations for future financial or business performance (including the timing of royalty revenues and future R&D expenditures), strategies, expectations and goals. Forward-looking statements are subject to numerous assumptions, risks and uncertainties, which change over time. Forward-looking statements speak only as of the date they are made, and no duty to update forward-looking statements is assumed. Actual results could differ materially from those currently anticipated due to a number of factors, including those set forth in Securities and Exchange Commission filings under “Risk Factors,” including risks relating to the need for additional capital and the uncertainty of additional funding; variations in actual sales of Thalomid®, risks associated with the Company’s product candidates; the early-stage products under development; results in preclinical models are not necessarily indicative of clinical results, uncertainties relating to preclinical and clinical trials; success in the clinical development of any products; dependence on third parties; future capital needs; and risks relating to the commercialization, if any, of the Company’s proposed products (such as marketing, safety, regulatory, patent, product liability, supply, competition and other risks).
(Financial Table Attached)
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ENTREMED, INC.
SUMMARY OF OPERATING RESULTS
Three Months Ended
June 30,

	2007	2006
Total revenues	$0	$0

Research and development	6,581,287	4,258,206

General and administrative	1,869,811	1,942,652

Acquired in-process research and development	0	353,833

Net loss	(7,934,693)	(6,025,724)

Net loss per share (basic and diluted) attributable to common shareholders	$(0.10)	$(0.09)

Weighted average number of shares outstanding (basic and diluted)	84,059,149	73,194,814
Six Months Ended
June 30,

	2007	2006
Total revenues	$0	$0

Research and development	12,979,983	8,269,306

General and administrative	3,701,137	3,759,346

Acquired in-process research and development	0	29,481,894

Net loss	(15,608,279)	(40,736,427)

Net loss per share (basic and diluted) attributable to common shareholders	$(0.19)	$(0.59)

Weighted average number of shares outstanding (basic and diluted)	84,015,999	69,765,434

Cash and short-term investments	$38,062,570	$45,091,175
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